SUB-ITEM 77D:

On December 18, 2009, the investment policies of the Focused Dividend Strategy Portfolio were amended to provide that the Portfolio will make its securities selections on an annual instead of monthly basis. A detailed description of this change is incorporated herein by reference to the Supplement to the Registrant's Registration Statement(File No. 333-11283) filed on
December 18, 2009.